NATIONAL RESEARCH CORPORATION
2006 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
(EXECUTIVE OFFICERS)

[Name]

You have been granted a Restricted Stock Award for shares of $.001 par value common stock (the “Restricted Shares”) of National Research Corporation (the “Company”) under the National Research Corporation 2006 Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:	__________, 200___

Number of Restricted Shares:	__________________ Shares

Vesting Schedule:	[One-third of your Restricted Shares will vest in each of the three years following the Grant Date (each such year is a “Restricted Period”); that is, one-third of the Restricted Shares will vest on the first (1st) anniversary of the Grant Date, an additional one-third of the Restricted Shares will vest on the second (2nd) anniversary of the Grant Date, and the remaining one-third of the Restricted Shares will vest on the third (3rd) anniversary of the Grant Date.]

[One-fifth of your Restricted Shares will vest in each of the five years following the Grant Date (each such year is a “Restricted Period”); that is, one-fifth of the Restricted Shares will vest on the first (1st) anniversary of the Grant Date, an additional one-fifth of the Restricted Shares will vest on the second (2nd) anniversary of the Grant date, an additional one-fifth of the Restricted Shares will vest on the third (3rd) anniversary of the Grant Date, an additional one-fifth of the Restricted Shares will vest on the fourth (4th) anniversary of the Grant Date, and the remaining one-fifth of the Restricted Shares will vest on the fifth (5th) anniversary of the Grant Date.]

[Your Restricted Shares will vest and become fully exercisable on the 5th anniversary of the Grant Date.]

If your employment terminates as a result of your death or disability, as determined by the Committee, prior to the end of any Restricted Period, your Restricted Shares will become fully vested on the date of such termination. However, if your employment terminates prior to the end of a Restricted Period for any other reason, you will forfeit any Restricted Shares that have not yet vested.

Escrow:	Your Restricted Shares will be held in escrow by a bank or broker-dealer selected by the Committee. Such bank or broker-dealer will give you a receipt for the Restricted Shares held in escrow stating that the bank or broker-dealer holds the Restricted Shares in escrow for your account, subject to the terms of this Agreement. You will give the Company a stock power duly endorsed in blank for such Restricted Shares which will be used in the event some or all of your Restricted Shares are forfeited. As soon as practicable after the end of each Restricted Period, your vested Restricted Shares will cease to be held in escrow, and a certificate for such vested Restricted Shares will be delivered to you or, in the case of your death, to your estate.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or pledge any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Restricted Shares acquired under this Award at a time when applicable laws, Company policies (including without limitation, any insider trading policy) or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:	During the Restricted Period, you may exercise full voting rights with respect to the Restricted Shares. Any dividends paid in cash on the Restricted Shares before the Restricted Shares are vested will be paid to you on the applicable dividend payment date set by the Company’s Board of Directors.

Tax Withholding:	If you do not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, in connection with this Award, you may satisfy the withholding taxes due upon vesting of the Restricted Shares, in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the vesting date having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. If the number of Restricted Shares so determined includes a fractional share, you must deliver cash to the Company in lieu of that fractional share.

If you do not elect to satisfy the withholding requirement using vested Restricted Shares as discussed above, you must deliver to the Company, at the time the Company is obligated to withhold taxes in connection with your receipt or vesting of the Restricted Shares, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations. If you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations.

Powers of the Company:	This Award does not affect, in any way, the right of the Company to enter into transactions that would change its capital structure or business, such as recapitalizations, reorganizations, mergers or consolidations, the issuance of stock, bonds or other debt. Nor will this Award prevent the Company from dissolving or liquidating, selling or transferring all or part of its assets, or entering into any other sort of corporate act or transaction. The Award does not grant you any right to continued employment with the Company or with any of its Affiliates.

Miscellaneous:	•	As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive.

•	This Agreement may be executed in counterparts.

This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used but not defined in this Award can be found in the Plan.

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE
TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU
ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

__________________________________	__________________________________
Authorized Officer	Recipient

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